Exhibit 99.2

Research Solutions, Inc.

Fiscal First Quarter 2022 Results – Earnings Call Script

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss Research Solutions' financial and operating results for its fiscal first quarter ended September 30, 2021. As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Steven Hooser, Investor Relations.

Steven

Thank you, (operator) and good afternoon, everyone. Thank you for joining us today for Research Solutions’ First Quarter Fiscal 2022 Earnings Call. On the call with me today are Roy W. Olivier, President and Chief Executive Officer; and Bill Nurthen, Chief Financial Officer. After the market closed this afternoon, the company issued a press release announcing its results for the first quarter of fiscal 2022. The release is available on the company’s website at researchsolutions.com.

Before Roy and Bill begin their prepared remarks, I would like to remind you that some of the statements made today will be forward-looking and are made under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied due to a variety of factors. We refer you to Research Solutions' recent filings with the SEC for a more detailed discussion of the risks that could impact the company's future operating results and financial condition. Also, on today's call, management will reference certain non-GAAP financial measures, which we believe provide useful information for investors. A reconciliation of those measures to GAAP measures is included in the earnings press release issued this afternoon.

Finally, I would like to remind everyone that this call will be recorded and made available for replay via a link on the company's website. With that, I would now like to turn the call over to Roy.

Research Solutions, Inc.

Fiscal First Quarter 2022 Results – Earnings Call Script

Roy

Thank you, Steven, and thanks to everyone joining us for our first quarter fiscal 2022 results. I’m excited to introduce Bill Nurthen who joined us in October. Bill has 20+ years in corporate finance including multiple CFO roles. Bill and I worked together at ARI Network Services for 6 years and I’m confident that Bill can help us improve the business in many ways.

Our first quarter results reflect the continued momentum in SaaS platform portion our business. Overall, we met or exceeded our platform revenue targets regarding new customer platform deployments, platform upsells from existing transaction customers, expansion and upsell of existing platform contract renewals, and churn. We fell short of our transaction revenue targets which I will explain in more detail later in the call.

On a TTM bases we added 158 net new platforms up from 112 TTM platforms sold as of 9/30/20. Net new deployments for the quarter were slightly above last year and were consistent with our expectation as Q1 and Q2 are typically slower than Q3 and Q4.

Transaction sales were below expectation for the quarter. Overall transactions, including platform and non-platform is growing but % of those transactions generating revenue declined for the quarter YoY. That decline is primary due to churn within the non-platform customers. Looking at the total average number of monthly transactions in calendar 2020, and year to date in 2021, corporate and academic platform customers grew total transaction volume, or count, 14% year over year. In that same period those customers grew transaction revenue 6% YoY. In short, total transaction usage by platform customers is growing but revenue is not growing at the same rate because more customers are acquiring articles via non-billable sources like Open Access, subscriptions, tokens, or reuse rights. We expect to see continued volatility with transaction revenues going forward. The good news is that platform customers are seeing high returns on their investment as our platform helps them maximize the percentage of articles they can acquire at low or no costs which has kept our platform churn rates very low. I’ll have a few more comments on that later in the call.

Research Solutions, Inc.

Fiscal First Quarter 2022 Results – Earnings Call Script

Overall, the first quarter of fiscal 2021, other than transaction revenue, was a good start to the year and in line with our expectations. After Bill provides a bit more detail, I’ll be back to discuss what investments we are making this year to accelerate future revenue growth which are reflected in our first quarter’s results, particularly our EBITDA. For now, I’ll pass the call over to Bill to walk through our fiscal first quarter results in more detail. Bill?

Bill

Thanks, Roy. I'm excited be onboard and working together again. Good afternoon to everyone on the call.

Total revenue for the first quarter of fiscal year 2022 was $7.7 million, unchanged from the first quarter of fiscal year 2021.

Platform revenue increased 32% to $1.5 million primarily driven by a net increase of platform deployments over the past year, including 37 net new deployments in the first quarter. In addition, the number was also impacted by upselling within our current based of platform customers. Annual recurring revenue at the end of the quarter stood at $6.3 million, up 7% sequentially and 33% year-over-year, reflecting our continued sales and upselling efforts and low churn of existing platform customers. Please see today's press release for our definition and use of annual recurring revenue and other non-GAAP terms.

Transaction revenue for the quarter was $6.2 million, compared to $6.6 million from the prior-year quarter. While we are down from Q1 of last year for many of the reasons Roy discussed, I will also note that transaction revenue can also fluctuate and we experienced similar levels of transaction revenue back in the second quarter of our fiscal year 2021, before seeing a rebound in transactions for the remainder of that fiscal year.

Research Solutions, Inc.

Fiscal First Quarter 2022 Results – Earnings Call Script

Transaction customer count for the quarter was 1,153 vs 1,090 in the first quarter of fiscal year 2021, as we experienced roughly 5%-6% increases in both our corporate and academic customer counts.

Gross margin for the first quarter was 34.4 percent, a 275 basis point improvement over the first quarter of fiscal 2021. The increase is due to the revenue mix shift towards our higher-margin platform business and it should be noted that this is the Company's highest gross margin performance on record since the introduction of the platform revenue.

The platform business recorded gross margin of 83.7%, an approximately 160 basis point increase from the prior-year quarter and at the high end of our target gross margin range of high-seventy to low-eighty percent.

Gross margin in our transaction business decreased 50 basis points to 22.4%. The decrease is primarily related to a portion of our transaction cost of sales being fixed and allocating that cost over a lower level of transaction revenue in the quarter.

Total operating expenses in the quarter were $3.0 million compared to $2.4 million in the prior-year quarter, due primarily to higher technology and product development costs and higher general and administrative costs. In product development, we have expanded headcount to accelerate the development of new products and product extensions. In G&A we have some additional headcount expense related to both supporting organic and acquisitive growth, as well as some expense associated with upgrading some of our back-office systems.

Net loss for the quarter was $372,000, or one cent on a per share basis, compared to net income of $15,000, or nil on a per diluted share basis, in the prior year quarter. Adjusted EBITDA was negative $181 thousand compared to positive $167 thousand in the year ago quarter, with the difference being driven by the increase in operating expenses that I previously discussed.

Research Solutions, Inc.

Fiscal First Quarter 2022 Results – Earnings Call Script

Turning to our balance sheet and cash flow, Cash and cash equivalents as of September 30, 2021, was $10.9 million compared to $11 million on June 30, 2021. The difference is largely related to the use of about $72,000 in cash flow from operations in the quarter. There were no outstanding borrowings under our $2.5 million revolving line of credit, and we have no long-term debt or liabilities.

In conclusion, I wanted to give some insight into our outlook for this year. First, we are pleased with the growth rate of the platform revenue and ARR and will continue our efforts to grow platform revenue and subscriptions at relatively similar rates. Second, there are some intentional investments we are making to maintain and potentially accelerate those growth rates. Roy will describe some of these in more detail, however, you will likely see the cost of those investments on the technology and product development line and G&A line of or income statement. We intend to invest in sales headcount as well and you may see some increases there, however, we believe we can offset a good portion of that investment by some reductions in discretionary marketing spend. In addition, there are a couple unique expense items to point out for this year. One is that there will be some cost related to the changes in the executive team that will hit the P&L. Second, there are some changes in the Mexico labor laws that have served to increase the cost of our labor force there by about $300,000 on an annualized basis. The net of all this is that while we expect gross profit be up year over year for fiscal year 2022, we expect adjusted EBITDA to be down, and to likely be negative for the year. As I noted before, this quarter was a record for gross margin and as the platform continues to grow, we should continue to see Company gross profit grow at faster rate than overall Company revenue. This gives us scale, and as we grow and are able to realize some of the investments we are making, this should start to have an impact not only on the bottom line but also on the overall cash produced by the operations of the business.

I'll now turn the call back to Roy.

Roy

Thanks, Bill.

Research Solutions, Inc.

Fiscal First Quarter 2022 Results – Earnings Call Script

During last quarters call we reviewed our current thinking regarding our go forward strategy. I will not cover that again today, but it remains unchanged from the last call.

Regarding Transactions I’d like comment on what the platform is doing for our customers. We ran two customer cohorts and analyzed their results over time. The first cohort were customers that went live with the platform on or around January 1st, 2020 and had been non-platform customers for at least a year before the switch. Before implementing the platform, those customers were paying for around 97% of the articles, or transactions, they acquired. After implementing the platform that percentage dropped on average to 73% in the first year and 65% in the second year. This is due to the platform helping them leverage free content options like Open Access, Tokens, Subscriptions, and reuse rights. The second cohort we analyzed was our initial set of platform customers who implemented the platform in 2017 and are still using it today. Those customers have seen their paid articles, as a percentage of total articles acquired continue to decline. That group of customers has seen their percentage of paid articles decline from 59% in 2017 to 41% in 2020. This is strong evidence that the platform is doing what we intended it to do and speaks to why we have very low churn and negative net churn rates. It’s exciting to see the savings our platform is generating for our customers.

I mentioned in the last call that we would be making additional investments in several areas some of the largest being additional sales, product, and software engineering resources. Many of these investments have been underway and although they did negatively impact our EBITDA in Q1, these investments will start to pay off in additional sales growth in late FY22 and fully in FY23 and beyond. Some of those investments include:

•	We are investing in additional salespeople and new sales tools to help our prospecting teams generate more leads to the entire sales team. That investment will be about $200K over the course of the year. Some of that specifically the prospecting system, is already generating results and should start building large sales pipelines during the 2nd half of the year.

Research Solutions, Inc.

Fiscal First Quarter 2022 Results – Earnings Call Script

•	We are investing about $300K in the Article Galaxy Scholar launch this year. As a reminder this is the version of Article Galaxy that is focused on university libraries. It has been in soft launch, and we have had some early success. The additional investments are to expand the sales team and development teams to increase sales in the 2nd half of the year.

•	We are investing about $400K to build a new product that we expect to launch in late FY22. This product is related to our core Article Galaxy product, and we are excited about what we think it can generate, in terms of revenues, starting in FY23.

•	We are investing about $160K on our Business Development team to identify and acquire companies that we think are accretive to our product and business strategy. I covered this top in detail in the last call, so I won’t repeat it here.

I believe these investments will ultimately accelerate our growth rate in in the future allowing us to be more profitable as we scale the business.

As always, we appreciate your time and interest in Research Solutions. We have a great team that gets up every morning with a mission to provide tools and services to power research and knowledge creation for the world’s leading organizations. I am excited about our future and hope to speak with you again soon.

With that, I'd now like to turn the call back over to the operator for Q&A. Operator?